Supplement dated December 16, 2005 to supplement dated October 24, 2005, to supplement dated April 22, 2005, to supplement dated March 31, 2005 to prospectus supplement dated December 17, 2004 (to prospectus dated December 17, 2004)

$550,442,000

(Approximate)

American Home Mortgage Investment Trust 2004-4

Issuer

American Home Mortgage Servicing, Inc.

(formerly known as Columbia National, Incorporated)

Master Servicer

American Home Mortgage Securities LLC

Depositor

American Home Mortgage Investment Trust 2004-4,

Mortgage-Backed Notes, Series 2004-4

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated December 17, 2004.

Subject to the terms and conditions set forth in an underwriting agreement dated December 16, 2005, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, the Class V-A Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 99.92% of the initial Note Principal Balance of the Class V-A Notes plus accrued interest on the Notes from December 1, 2005. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about December 30, 2005.

The underwriting agreement provides that the Depositor and the Seller, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

Lehman Brothers

The master servicer provides monthly unaudited reports concerning the trust fund ("Securityholder Reports") to all registered holders of each class of Offered Notes as described in the Prospectus under "Description of the Securities—Reports to Securityholders." The Securityholder Reports are filed with the Commission as required under the Exchange Act and the Commission's related rules and regulations. All Securityholder Reports filed prior to the termination of the offering of the Class V-A Notes are incorporated in this Supplement by reference and can be obtained at www.sec.gov.

The entire section “Loan Group V” under “The Mortgage Pool—Mortgage Loan Characteristics” shall be deleted in its entirety and replaced with the following:

Loan Group V

The Group V Loans had an aggregate principal balance as of December 1, 2005 of approximately $446,258,037.48, after application of scheduled payments due on or before December 1, 2005, whether or not received. All of the Group V Loans are secured by first liens on the related mortgaged property.

The average principal balance of the Group V Loans at origination will be approximately $512,637.38. No Group V Loan had a principal balance at origination of greater than approximately $3,660,000.00 or less than approximately $40,400.00. The average principal balance of the Group V Loans as of December 1, 2005 will be approximately $506,535.80. No Group V Loan had a principal balance as of December 1, 2005 of greater than approximately $3,660,000.00 or less than approximately $24,869.70.

As of December 1, 2005, the Group V Loans had mortgage rates ranging from approximately 4.000% per annum to approximately 7.875% per annum and the weighted average mortgage rate will be approximately 5.419% per annum. The weighted average remaining term to stated maturity of the Group V Loans will be approximately 348 months as of December 1, 2005. None of the Group V Loans will have a first Due Date prior to August 1, 2003, or after February 1, 2005, or will have a remaining term to maturity of less than 331 months or greater than 349 months as of December 1, 2005. The latest maturity date of any Group V Loan is January 1, 2035.

None of the Group V Loans will be a buydown mortgage loan.

None of the Group V Loans originated in Georgia will be subject to the Georgia Fair Lending Act.

None of the Group V Loans will be subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state law.

None of the Group V Loans have reached their first adjustment date as of the Closing Date.

14.17% of the Group V Loans provide for prepayment charges.

The loan-to-value ratio of a mortgage loan secured by a first lien is equal to the ratio, expressed as a percentage, of the principal amount of the loan at origination, to the lesser of the appraised value of the related mortgaged property at the time of origination and the sales price. The weighted average of the loan-to-value ratios at origination of the Group V Loans will be approximately 74.292%. No loan-to-value ratio at origination of any Group V Loan was greater than approximately 95.000% or less than approximately 21.650%.

The delinquency tables for the Master Servicer under “The Master Servicer—General” in the prospectus supplement shall be deleted in their entirety and replaced with the following:

Delinquency and Foreclosure Experience in American Home's

Adjustable Rate Mortgage Loan Portfolio

As of September 30, 2004	As of November 30, 2003

	No. of Loans	Principal Balance	% by Principal Balance	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	39,291	$8,232,798,967		15,680	$2,722,534,254
30-59 Days	446	$81,680,044	0.99%	272	$34,929,151	1.28%
60-89 Days	79	$14,653,738	0.18%	45	$5,943,734	0.22%
90 Days or more	73	$11,298,668	0.14%	39	$3,743,110	0.14%
Delinquent/Bankruptcies	120	$11,806,973	0.14%	115	$9,965,649	0.36%
Total Delinquencies	718	$119,439,423	1.45%	471	$54,581,644	2.00%
Foreclosures Pending	94	$12,677,963	0.15%	88	$8,914,390	0.33%
Total Default	812	$132,117,386	1.60%	559	$63,496,034	2.33%

As of December 31, 2004	As of September 30, 2005

	No. of Loans	No. of Loans	No. of Loans	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	47,738	$10,680,668,217		53,137	$14,441,826,194
30-59 Days	535	$109,713,803	1.02%	164	$45,080,200	0.31%
60-89 Days	94	$18,117,688	0.16%	29	$7,169,498	0.05%
90 Days or more	38	$5,813,868	0.05%	26	$7,736,791	0.05%
Delinquent/Bankruptcies	78	$7,072,773	0.06%	35	$5,557,163	0.04%
Total Delinquencies	745	$140,072,131	1.31%	254	$65,543,652	0.45%
Foreclosures Pending	106	$20,815,426	0.19%	159	$47,707,032	0.33%
Total Default	851	$161,533,557	1.51%	413	$113,250,684	0.78%

The tables regarding the Group V Loans under the section entitled “Schedule A—Certain Characteristics of the Mortgage Loans in the prospectus supplement shall be deleted in their entirety and replaced with the following tables, which reflect information regarding the Group V Loans as of December 1, 2005, after deducting payments due during the month of December 2005, unless otherwise indicated:

Principal Balances of the Mortgage Loans at Origination in Group V

Original Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
$ 0.01 - $ 50,000	3	$106,890.01	0.02%
$ 50,001 - $ 100,000	9	648,075.14	0.15
$ 100,001 - $ 150,000	8	1,007,591.83	0.23
$ 150,001 - $ 200,000	2	366,950.00	0.08
$ 200,001 - $ 250,000	5	1,207,325.31	0.27
$ 250,001 - $ 300,000	4	1,163,740.22	0.26
$ 300,001 - $ 350,000	68	23,236,065.71	5.21
$ 350,001 - $ 400,000	197	74,377,825.83	16.67
$ 400,001 - $ 450,000	135	57,646,317.29	12.92
$ 450,001 - $ 500,000	133	63,209,361.98	14.16
$ 500,001 - $ 550,000	78	41,050,392.25	9.20
$ 550,001 - $ 600,000	71	41,022,333.18	9.19
$ 600,001 - $ 650,000	61	38,592,747.50	8.65
$ 650,001 - $ 700,000	17	11,550,194.55	2.59
$ 700,001 - $ 750,000	14	10,247,472.18	2.30
$ 750,001 - $ 800,000	15	11,725,415.74	2.63
$ 800,001 - $ 850,000	8	6,641,010.43	1.49
$ 850,001 - $ 900,000	6	5,261,009.47	1.18
$ 900,001 - $ 950,000	7	6,520,323.75	1.46
$ 950,001 - $ 1,000,000	19	18,775,005.60	4.21
$1,000,001 or greater	21	31,901,989.51	7.15
TOTAL	881	$446,258,037.48	100.00%

Minimum Original Principal Balance:	$40,400.00
Maximum Original Principal Balance:	$3,660,000.00
Average Original Principal Balance:	$512,637.38

Scheduled Principal Balances of the Mortgage Loans as of the

Cut-Off Date in Group V

Scheduled Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans

$ 0.01 - $ 50,000	2	$82,020.31	0.02%
$ 50,001 - $ 100,000	9	648,075.14	0.15
$ 100,001 - $ 150,000	6	707,591.83	0.16
$ 150,001 - $ 200,000	2	366,950.00	0.08
$ 200,001 - $ 250,000	4	972,099.88	0.22
$ 250,001 - $ 300,000	2	570,250.00	0.13
$ 300,001 - $ 350,000	63	21,540,075.55	4.83
$ 350,001 - $ 400,000	193	72,483,671.71	16.24
$ 400,001 - $ 450,000	140	58,964,641.38	13.21
$ 450,001 - $ 500,000	137	64,935,082.68	14.55
$ 500,001 - $ 550,000	76	39,363,092.94	8.82
$ 550,001 - $ 600,000	74	42,173,281.20	9.45
$ 600,001 - $ 650,000	62	38,649,097.07	8.66
$ 650,001 - $ 700,000	15	10,198,271.63	2.29
$ 700,001 - $ 750,000	14	10,115,037.28	2.27
$ 750,001 - $ 800,000	18	13,351,395.92	2.99
$ 800,001 - $ 850,000	9	7,232,200.89	1.62
$ 850,001 - $ 900,000	6	5,207,883.21	1.17
$ 900,001 - $ 950,000	5	4,623,329.69	1.04
$ 950,001 - $ 1,000,000	23	22,171,999.66	4.97
$1,000,001 or greater	21	31,901,989.51	7.15
TOTAL	881	$446,258,037.48	100.00%

Minimum Scheduled Principal Balance:	$24,869.70
Maximum Scheduled Principal Balance:	$3,660,000.00
Average Scheduled Principal Balance:	$506,535.80

Mortgage Rates of the Mortgage Loans as of the Cut-Off Date in Group V

Mortgage Interest Rates (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
3.501 - 4.000	1	$892,500.00	0.20%
4.001 - 4.500	29	15,189,403.17	3.40
4.501 - 5.000	308	151,531,799.59	33.96
5.001 - 5.500	291	148,223,585.70	33.21
5.501 - 6.000	111	51,421,686.95	11.52
6.001 - 6.500	63	35,727,328.48	8.01
6.501 - 7.000	54	31,577,100.81	7.08
7.001 - 7.500	18	8,814,985.22	1.98
7.501 - 8.000	6	2,879,647.56	0.65
TOTAL	881	$446,258,037.48	100.00%

Minimum Interest Rate:	4.000%
Maximum Interest Rate:	7.875%
Weighted Average Interest Rate:	5.419%

Original Loan-to-Value Ratios* in Group V

Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
20.01 - 25.00	1	$452,465.15	0.10%
25.01 - 30.00	1	419,992.47	0.09
30.01 - 35.00	1	300,000.00	0.07
35.01 - 40.00	4	2,762,792.07	0.62
40.01 - 45.00	7	3,473,270.58	0.78
45.01 - 50.00	7	3,946,873.50	0.88
50.01 - 55.00	8	5,971,611.52	1.34
55.01 - 60.00	24	18,982,898.00	4.25
60.01 - 65.00	29	19,798,613.35	4.44
65.01 - 70.00	116	67,692,640.97	15.17
70.01 - 75.00	136	72,953,250.03	16.35
75.01 - 80.00	527	242,346,248.00	54.31
80.01 - 85.00	1	492,200.00	0.11
85.01 - 90.00	9	3,356,305.29	0.75
90.01 - 95.00	10	3,308,876.55	0.74
TOTAL	881	$446,258,037.48	100.00%

Minimum Interest Rate:	21.650%
Maximum Interest Rate:	95.000%
Weighted Average Interest Rate:	74.292%

*Loan to value ratios are calculated by taking the Original Principal Balance and dividing the lesser of the original appraised value and sales price of the property.

Geographic Distribution* of the Mortgage Properties in Group V

Geographic Distinction	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Arizona	28	$16,173,088.00	3.62%
California	321	162,600,064.99	36.44
Colorado	15	6,793,855.31	1.52
Connecticut	5	2,228,648.79	0.50
Delaware	2	898,000.00	0.20
District Of Columbia	11	4,672,764.93	1.05
Florida	32	16,411,371.58	3.68
Georgia	10	4,368,763.27	0.98
Idaho	2	547,050.00	0.12
Illinois	109	59,549,233.32	13.34
Indiana	2	1,677,509.47	0.38
Iowa	1	383,293.20	0.09
Kansas	2	2,207,043.94	0.49
Kentucky	4	997,118.51	0.22
Maryland	55	26,081,457.75	5.84
Massachusetts	27	12,795,823.87	2.87
Michigan	3	1,155,467.39	0.26
Missouri	5	2,794,552.99	0.63
Montana	2	802,934.50	0.18
Nevada	33	17,479,266.35	3.92
New Hampshire	2	800,727.93	0.18
New Jersey	25	11,888,403.44	2.66
New York	46	26,938,821.42	6.04
North Carolina	8	5,219,006.40	1.17
Ohio	6	1,606,150.00	0.36
Oklahoma	1	980,764.41	0.22
Oregon	13	5,514,125.95	1.24
Pennsylvania	7	3,212,301.51	0.72
Rhode Island	3	1,211,889.57	0.27
South Carolina	7	3,634,856.42	0.81
Tennessee	2	2,081,278.32	0.47
Texas	15	8,052,943.02	1.80
Utah	3	1,586,683.59	0.36
Vermont	1	474,750.00	0.11
Virginia	57	25,561,713.07	5.73
Washington	14	5,936,471.53	1.33
West Virginia	1	335,842.74	0.08
Wisconsin	1	604,000.00	0.14
TOTAL	881	$446,258,037.48	100.00%

*No more than approximately 1.53% of Loan Group V by cut-off date principal balance will be secured by properties located in any one zip code area.

Credit Scores as of the Date of Origination of the Mortgage Loans in Group V

Range of Credit Scores	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
601 - 650	70	$33,015,114.41	7.40%
651 - 700	274	135,301,823.49	30.32
701 - 750	322	167,914,195.59	37.63
751 - 800	207	106,344,209.01	23.83
801 or greater	8	3,682,694.98	0.83
TOTAL	881	$446,258,037.48	100.00%

Minimum Credit Score:	619
Maximum Credit Score:	809
Weighted Average Credit Score:	716

Loans with Fico scores less than 300 have been eliminated from the average.

Property Types of the Mortgage Properties in Group V

Property Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Single Family	548	$274,706,546.17	61.56%
PUD	207	112,236,492.28	25.15
Condominium	87	39,315,394.39	8.81
2-4 Family	37	19,245,037.18	4.31
CO-OP	2	754,567.46	0.17
TOTAL	881	$446,258,037.48	100.00%

Occupancy Status of Mortgage Properties in Group V

Occupancy Status	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Owner Occupied	797	$406,241,886.16	91.03%
Second Home	41	21,350,474.11	4.78
Investor	43	18,665,677.21	4.18
TOTAL	881	$446,258,037.48	100.00%

Loan Purpose of the Mortgage Loans in Group V

Loan Purpose	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Purchase	464	$226,591,134.93	50.78%
Rate/Term Refinance	142	77,512,415.38	17.37
Cash Out Refinance	275	142,154,487.17	31.85
TOTAL	881	$446,258,037.48	100.00%

Documentation Type of the Mortgage Loans in Group V

Documentation Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Full Documentation	536	$265,755,620.64	59.55%
No Documentation	58	28,269,929.53	6.33
Stated	287	152,232,487.31	34.11
TOTAL	881	$446,258,037.48	100.00%

Original Terms to Stated Maturity of the Mortgage Loans in Group V

Original Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
360	881	$446,258,037.48	100.00%
TOTAL	881	$446,258,037.48	100.00%

Minimum Original Term to Stated Maturity (Months):	360
Maximum Original Term to Stated Maturity (Months):	360
Weighted Average Orig. Term to Stated Mat. (Months):	360

Remaining Terms to Stated Maturity of the Mortgage Loans

as of the Cut Off Date in Group V

Stated Remaining Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
301 - 360	881	$446,258,037.48	100.00%
TOTAL	881	$446,258,037.48	100.00%

Minimum Remaining Term to Stated Maturity (Months):	331
Maximum Remaining Term to Stated Maturity (Months):	349
Weighted Average Rem. Term to Stated Mat. (Months):	348

Index of the Mortgage Loans in Group V

Index	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
6 Month Libor (Wall St)	245	$125,415,911.06	28.10%
1 Year Libor (WSJ/1 Mo Lead)	636	320,842,126.42	71.90
TOTAL	881	$446,258,037.48	100.00%

Rate Adjustment Frequency of the Mortgage Loans in Group V

Rate Adjustment Frequency	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
6 Months	245	$125,415,911.06	28.10%
12 Months	636	320,842,126.42	71.90
Total	881	$446,258,037.48	100.00%

Months to Next Rate Adjustment* of the Mortgage Loans in Group V

Months to Next Rate Adj	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
7 – 18	1	$346,548.17	0.08%
43 – 48	682	345,564,859.06	77.44
49 – 54	196	99,179,317.88	22.22
67 – 72	1	800,000.00	0.18
79 – 102	1	367,312.37	0.08
TOTAL	881	$446,258,037.48	100.00%

Weighted Average Next Rate Adjustment (Months): 47.7

*Months to next rate adjustment is calculated by using the first rate adjustment date for the loans still in a hybrid period and by using next rate adjustment for loans that are fully indexed.

Maximum Lifetime Mortgage Rate of the Mortgage Loans in Group V

Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
6.001 - 6.500	1	$600,000.00	0.13%
6.501 - 7.000	1	357,200.00	0.08
8.501 - 9.000	1	892,500.00	0.20
9.001 - 9.500	29	15,189,403.17	3.40
9.501 - 10.000	306	150,493,065.88	33.72
10.001 - 10.500	287	146,106,382.29	32.74
10.501 – 11.000	113	52,703,012.32	11.81
11.001 - 11.500	65	36,594,765.69	8.20
11.501 - 12.000	54	31,627,075.35	7.09
12.001 - 12.500	18	8,814,985.22	1.98
12.501 - 13.000	6	2,879,647.56	0.65
TOTAL	881	$446,258,037.48	100.00%

Weighted Average Maximum Mortgage Rate: 10.416%

Periodic Rate Cap of the Mortgage Loans in Group V

Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
1.000	245	$125,415,911.06	28.10%
2.000	636	320,842,126.42	71.90
TOTAL	881	$446,258,037.48	100.00%

Weighted Average Periodic Rate Cap: 1.719%

Initial Rate Cap of the Mortgage Loans in Group V

Initial Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
3.000	7	$3,563,111.66	0.80%
5.000	874	442,694,925.82	99.20
TOTAL	881	$446,258,037.48	100.00%

Weighted Average Periodic Rate Cap: 4.984%

Gross Margin of the Mortgage Loans in Group V

Gross Margin (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
2.001 – 2.500	745	$382,767,401.80	85.77%
2.501 – 3.000	3	4,424,626.03	0.99
3.001 – 3.500	5	2,303,974.45	0.52
3.501 – 4.000	3	1,698,582.51	0.38
4.501 – 5.000	125	55,063,452.69	12.34
TOTAL	881	$446,258,037.48	100.00%

Weighted Average Gross Margin: 2.606%

Prepayment Penalty of the Mortgage Loans in Group V

Prepayment Penalty	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
No PP	742	$383,024,993.79	85.83%
One Year PP	3	1,597,174.54	0.36
Two Year PP	27	14,454,133.63	3.24
Three Year PP	2	1,014,854.70	0.23
Five Year PP	27	4,142,882.23	0.93
Nine Year PP	80	42,023,998.59	9.42
TOTAL	881	$446,258,037.48	100.00%

Product Type of the Mortgage Loans in Group V

Product Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
5/25 ARM (LIBOR)	245	$125,415,911.06	28.10%
5/1 ARM	634	319,674,814.05	71.63
7/1 ARM	1	800,000.00	0.18
10/1 ARM	1	367,312.37	0.08
TOTAL	881	$446,258,037.48	100.00%

Interest Only Feature of the Mortgage Loans in Group V

Interest Only Feature	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
0	159	$75,030,570.91	16.81%
60	721	370,427,466.57	83.01
84	1	800,000.00	0.18
TOTAL	881	$446,258,037.48	100.00%

Lehman Brothers

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.